                                                                    Exhibit 99.2

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information gave effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma balance sheet assumed that the Merger occurred on December 31, 2000. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 assumed that the Merger occurred on January 1, 2000. The Unaudited Pro Forma Statements were based on the historical consolidated financial statements of ArQule and Camitro under the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Statements. The combined condensed financial information for the fiscal year ended December 31, 2000 was obtained from the consolidated financial statements of ArQule and Camitro, and included, in the opinion of ArQule's and Camitro's management, all adjustments necessary to present fairly the data for such period.

         Pursuant to the terms of the merger agreement, a wholly-owned subsidiary of ArQule, Camitro Acquisition Co., merged with and into Camitro and the security holders of Camitro received 3,398,816 shares of ArQule common stock, either in the merger or upon exercise or conversion of Camitro options, warrants and notes assumed by ArQule in the merger, and approximately $1,733,000 of cash. Of these shares, Camitro stockholders will have 345,280 shares of the ArQule stock they would otherwise have been entitled to receive deposited in an escrow account that may be used to compensate ArQule if ArQule is entitled to indemnification under the merger agreement. Any indemnification escrow shares that, after March 31, 2002, have not been used to indemnify ArQule and that are not subject to any unresolved claims for indemnification by ArQule will be distributed to the Camitro stockholders.

         The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the Unaudited Pro Forma Statements that ArQule's management believes are reasonable in the circumstances. The purchase price was allocated to the acquired assets and liabilities based on a preliminary independent appraisal of their respective values. In accordance with generally accepted accounting principals, the amount allocated to in-process technology will be expensed in the quarter in which the Merger is consummated. The in-process research and development ("IPR&D") adjustment has been excluded from the unaudited pro forma condensed combined statements of operations, as it is a material, nonrecurring charge. Although ArQule believes, based on available information, that the fair values and allocation of the purchase price included in the Unaudited Pro Forma Statements are reasonable estimates, final purchase accounting adjustments will be made on the basis of evaluations and estimates which are in progress, but have not yet been finalized. As a result, final allocation of purchase price may differ materially from that presented herein. The Unaudited Pro Forma Statements and accompanying notes should be read in conjunction with the consolidated financial statements and accompanying notes thereto of ArQule included in its Annual Report on Form 10-K for the year ended December 31, 2000.

         The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations of ArQule would have been assuming ArQule had consummated the merger as of the beginning of the periods presented, nor does it purport to represent the results of operations for future periods. The unaudited pro forma balance sheet is not necessarily indicative of what the actual financial position would have been at December 31, 2000 had the merger been completed on that date nor does it purport to represent the future financial position of ArQule.

         For purposes of the pro forma financial statements, the purchase price assumed was $24.125 per share, which represents the closing share price of ArQule on the closing date of the merger. The purchase price, which has been used for the Unaudited Pro Forma Statements, is as follows, in thousands:


         Common stock..................................   $67,778
         Stock based awards............................    14,219
         Cash..........................................     1,733
         Estimated merger expenses...............           1,000
                                                          -------
                                                          $84,730
                                                          =======

         With the assistance of our valuation advisors, all the intangible assets that are part of the purchase of Camitro were identified and a preliminary valuation was made. It was determined that the intangible assets included assembled workforce, technology, which included core technology and patents owned and patents licensed, and IPR&D.

         Camitro has rights to certain technology that it licenses and on which it may pay royalties and/or license fees. The royalties and license fees have been negotiated at arms-length and they currently represent fair market royalty rates. As such, it was determined that no favorable license right existed at Camitro. The trademarks/names were not valued because it was concluded that their value was not material. The preliminary valuation of intangibles included $0.2 million for the assembled workforce, $23.6 million for acquired technology and $18.0 million for IPR&D. Intangible assets are expected to be amortized over four to seven years. The fair value of the in-process research and development, which relates to Camitro' current in-process development projects, will be recorded as an expense in the period in which the merger is completed. The amount of purchase price allocated to deferred compensation was computed based on the intrinsic value of Camitro's unvested employee stock based awards assumed by ArQule and will be expensed over the remaining vesting period of the options and awards of one month to four years. The IPR&D consisted of development work to date on the projects described below. The technology resulting from these development efforts offers no alternative use in the event that they prove to be not feasible.

         Camitro's in-process research and development projects consisted of two distinct products: the Initial Suite of ADME (Absorption, Distribution, Metabolism, and Elimination) Models and the Upgrade Suite of ADME Models. The former is a collection of five software models while the latter product consists of additional models under development. Neither suite was technologically feasible as of the acquisition date. Both products are essentially software packages intended to assist in the drug discovery process.

         The design of the software is highly complex since it requires a mechanistic understanding of versatile biochemical processes. The uniqueness as well as the stage of completion of the products were important factors in the determination of appropriate discount rates to apply to the core and in-process technologies. No other similar product presently exists in the marketplace, and no competitive product is known to be under development by third parties. The remaining development spending related to the projects includes costs associated with: developing and coding; implementing and testing; validating to defined specifications; acceptance testing; and customer beta testing.

         The following table estimates the costs to complete each of Camitro's products, in thousands, as well as the anticipated completion dates and fair values, also in thousands:

       Product          Cost to Complete   Completion Date     Fair Value
       -------          ----------------   ---------------     ----------
Initial Suite of ADME      $1,291               June 2001        $17,400
 Models
Upgrade Suite of ADME      $9,000           December 2001           $600
 Models

         The technology resulting from these development efforts offers no alternative future use in the event that the development efforts are unsuccessful.

         The valuation of the IPR&D was determined using the discounted cash flow method. Revenue and expense projections as well as technology assumptions were prepared through 2008 based on information provided by Camitro management. Revenue projections for each in-process development project were identified as follows: (1) revenue derived from products relying on core technology, and (2) revenue derived from projects relying on a new in-process research and development project. The projected cash flows, adjusted based on probability of success, were discounted using a 50% rate for core technology and a 60% rate for in-process technology. The fair value of in-process research and development was determined separately from all other acquired assets using the discounted cash flow method. The in-process development projects are not expected to reach technological feasibility until the 2001 timeframe. Management is responsible for the assumptions used to determine the estimated fair value of the IPR&D.

                          ARQULE INC. AND CAMITRO, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                                         PRO FORMA         PRO FORMA
                                                             ARQULE        CAMITRO      ADJUSTMENTS         COMBINED
                                                             --------      -------      -----------        ----------
ASSETS
Current assets:
  Cash and cash equivalents                                  $ 86,079      $ 1,710      $ (1,733)  D       $ 85,056
                                                                                          (1,000)  B
  Marketable securities                                        23,940           --            --             23,940
  Accounts receivable                                           2,282           --            --              2,282
  Other current assets                                          1,726           58            --              1,784
                                                             --------      -------      --------           --------
    Total current assets                                      114,027        1,768        (2,733)           113,062

Property and equipment, net                                    33,699        1,225            --             34,924
Acquired technology                                                --           --        23,600   A         23,600
Goodwill                                                           --           --        29,222   A         29,222
Other assets                                                    1,750          247           200   A          2,197
                                                            ---------      -------      --------           --------
                                                            $ 149,476      $ 3,240      $ 50,289           $203,005
                                                            =========      =======      ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of capital lease obligation               $      --      $    --      $     --           $     --
  Accounts payable and accrued expenses                         4,171        1,064            --              5,235
  Current portion of long term debt                             3,500          419            --              3,919
  Deferred revenue                                             12,919           75           (75)  C         12,919
                                                            ---------      -------      --------           --------
    Total current liabilities                                  20,590        1,558           (75)            22,073

Long term debt                                                  7,200          796            --              7,996
Deferred revenue                                                1,266           --            --              1,266
                                                            ---------      -------      --------           --------
    Total liabilities                                          29,056        2,354           (75)            31,335

Stockholders' equity:

  Preferred stock                                                  --        9,555        (9,555)  C             --
  Preferred stock warrants                                         --          188          (188)  C             --
                                                                                            (124)  C
  Common stock                                                    171          124            31   D            202
                                                                                              75   C
  Additional paid-in capital                                  151,084           --        81,966   D        233,125
                                                                                           8,910   C
  Accumulated deficit                                        (30,683)       (8,910)      (18,000)  A        (48,683)
  Notes from stockholders                                          --          (71)           71   C             --
  Unrealized gain on marketable securities                         29           --                               29
  Deferred compensation                                          (181)          --       (12,822)  A        (13,003)
                                                            ---------      -------      --------           --------
    Total stockholders' equity                                120,420          886        50,364            171,670
                                                            ---------      -------      --------           --------
                                                            $ 149,476      $ 3,240      $ 50,289           $203,005
                                                            =========      =======      ========           ========



    See notes to Unaudited Pro Forma Condensed Combined Financial Information

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                                                                               4

                          ARQULE INC. AND CAMITRO, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     PRO FORMA        PRO FORMA
                                                     ARQULE         CAMITRO         ADJUSTMENTS        COMBINED
                                                     -------        -------         -----------       ---------

REVENUE                                              $50,296        $   370         $     --           $ 50,666

COSTS AND EXPENSES:

    COST OF REVENUE                                   21,343             --               --             21,343

     RESEARCH AND DEVELOPMENT                         18,579          5,420            5,659   E         29,658

     MARKETING, GENERAL AND ADMINISTRATIVE             8,293          1,131            1,467   E         10,891


     AMORTIZATION OF  INTANGIBLE ASSETS                   --             --            7,546   E          7,546
                                                     -------        -------          -------           --------

          TOTAL COSTS AND EXPENSES                    48,215          6,551           14,672             69,438
                                                     -------        -------          -------           --------

          INCOME (LOSS) FROM OPERATIONS                2,081         (6,181)         (14,672)           (18,772)

          NET INVESTMENT INCOME                        1,774            339               --              2,113
                                                     -------        -------          -------           --------

          NET INCOME (LOSS)                            3,855         (5,842)         (14,672)           (16,659)
                                                     =======        =======          =======           ========

BASIC NET INCOME (LOSS) PER SHARE                    $  0.28                                           $  (0.96)
                                                     =======                                           ========
DILUTED NET INCOME (LOSS) PER SHARE                  $  0.25                                           $  (0.96)
                                                     =======                                           ========
WEIGHTED AVG. SHARES - BASIC                          13,911                                             17,310
                                                     =======                                           ========
WEIGHTED AVG. SHARES - DILUTED                        15,208                                             17,310
                                                     =======                                           ========


   See notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1.  BASIS OF PRESENTATION

         The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 give effect to the merger as if the transaction had occurred at the beginning of the period presented. The unaudited pro forma condensed combined balance sheet of December 31, 2000 gives effect to the merger as if it had occurred on December 31, 2000. The unaudited pro forma condensed combined financial information is based upon a preliminary calculation of the purchase price and a preliminary purchase price allocation. The unaudited information will change based upon the actual closing.

Below is a table of the estimated purchase price, in thousands:

Common stock issued to Camitro shareholders........................  $  67,778
Fair value of ArQule's stock-based awards exchanged for Camitro....     14,219
Cash...............................................................      1,733
Estimated merger expenses..........................................      1,000
                                                                     ---------
                                                                     $  84,730
                                                                     =========

         Below is a table of the preliminary purchase price allocation, in thousands:

      Net tangible assets acquired.................................  $     886
      Intangible assets:
        Assembled workforce........................................        200
        Acquired technology........................................     23,600
        In-process research and development........................     18,000
        Deferred compensation related to
          unvested stock-based awards..............................     12,822
        Goodwill...................................................     29,222
                                                                       -------
                                                                       $84,730
                                                                       =======

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                                                                               6
NOTE 2.  PRO FORMA ADJUSTMENTS

         Adjustments to record the purchase of Camitro on the December 31, 2000 unaudited pro forma condensed combined balance sheet, in thousands:

(A)  To record assembled workforce...................................... $   200
     To record deferred compensation related to unvested
        Stock based awards issued to Camitro employees.................   12,822
     To record write-off of in-process research and development........   18,000
     To record goodwill.................................................  29,222
     To record acquired technology......................................  23,600
(B)  To record payment of merger related expenses....................... $ 1,000
(C)  To eliminate deferred revenue, common stock, convertible preferred stock, preferred stock warrants, and equity accounts of Camitro
(D) To record the payment of cash and the issuance of shares and options to purchase shares of ArQule common stock for Camitro:
     Cash............................................................... $ 1,733
     Common stock at $0.01 par value....................................      31
     Additional paid-in capital.........................................  81,966


Adjustments to record amortization of assembled workforce, acquired technology and deferred compensation in the unaudited pro forma condensed combined statements of operation for the year ended December 31, 2000, in thousands (Amortization of the assembled workforce and deferred compensation has been allocated to research and development and general and administrative expense based upon the responsibilities of employees receiving stock based awards):

(E)  Amortization of assembled workforce................................ $    50
     Amortization of deferred compensation..............................   7,076
     Amortization of goodwill...........................................   4,175
     Amortization of acquired technology................................   3,371
                                                                         -------
        Total........................................................... $14,672
                                                                         =======

         As required by Article 11 of Regulation S-X, the unaudited pro forma condensed combined statement of operations excludes material non-recurring charges which result directly from the merger and which will be recorded within twelve months following the merger. The following schedule shows the effect of the write-off of in-process research and development of $18.0 million.

                                               YEAR ENDED
                                            DECEMBER 31, 2000
                                            -----------------

Pro forma combined net loss...............    $(34,659,000)
Pro forma combined basic and diluted net
  loss per common share...................    $      (2.00)


NOTE 3.  PRO FORMA NET LOSS PER SHARE

         The unaudited basic and diluted net loss per share is based on the weighted average number of ArQule common shares outstanding prior to the merger plus the number of shares of ArQule common stock issued upon the closing of the merger to existing security holders. Shares issuable under the ArQule and Camitro option and equity incentive plan are included in the determination of weighted average shares as they are antidilutive.